Exhibit 10.33

__________ __, 2015

Ira E. Ritter

226 Wikil Place

Palm Desert, CA 92260

Dear Mr. Ritter:

This letter sets forth the terms of your continued employment with Ritter Pharmaceuticals, Inc. (the “Company”) as of the date of this letter (the “Effective Date”). Except as otherwise provided for specifically, this letter shall supersede and replace any previous letters or agreements with respect to the matters set forth herein. For the avoidance of doubt, the fundraising bonus opportunities provided for in the Executive Compensation Plan, dated September 25, 2013, will remain in effect. You shall continue to remain employed with the Company as the Executive Chairman and Chief Strategic Officer with all of your current duties, authorities and responsibilities as of the Effective Date.

Compensation

Base Salary: You will receive an annual base salary of $295,000, paid semi-monthly in accordance with the Company’s payroll practice.

Bonus Compensation: You will have the opportunity to earn an annual bonus based upon a percentage of your base salary and the achievement of specific performance measures as determined by the Company. Your initial target bonus opportunity percentage equals 35%. The Company will review your base salary and bonus opportunities at least annually for adjustments.

Severance: You will be eligible for severance benefits under the Company’s policy for employees in positions comparable to yours or pursuant to the terms, if any, of a separate agreement with the Company.

Benefits

You will be entitled to continue to receive all employee benefits that the Company customarily makes available to employees in positions comparable to yours. Additionally, you will be eligible to receive equity award grants pursuant to the terms of the Company’s equity compensation plans.

Governing Law

The validity, interpretation, construction and performance of the provisions of this letter shall be governed by the laws of the State of California without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction.

Severability

The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of the other provisions of this offer letter, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law.

Employment Relationship; Modification of Terms of Offer

Please be advised that neither this letter nor any statement made by the Company or its parent, subsidiaries or affiliates is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. The Company may from time to time and in its own discretion, change the terms and conditions of your employment with or without notice.

To indicate your acceptance, please sign and return the enclosed copy of this letter to me by ______ ___, 2015.

Sincerely,

Ritter Pharmaceuticals, Inc.

By:
Michael D. Step,
Chief Executive Officer

ACCEPTED:

Ira E. Ritter

Date